                                                                   EXHIBIT 12.01

                    EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                                                FIRST QUARTER
                                                1999     1998

Earnings before provision for income taxes      $ 37     $114
Add:
  Interest expense, net                           26       21
  Rental expense (1)                               6        6
  Amortization of capitalized interest             5        4
                                                ----     ----

Earnings as adjusted                            $ 74     $145
                                                ====     ====

Fixed charges:
  Interest expense, net                         $ 26     $ 21
  Rental expense (1)                               6        6
  Capitalized interest                             5       11
                                                ----     ----

Total fixed charges                             $ 37     $ 38
                                                ====     ====

Ratio of earnings to fixed charges               2.0x     3.8x
                                                ====      ====

----------------
(1) For all periods presented, interest component of rental expense is estimated to equal one-third of such expense.

                                       43